UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 [Rule 13d-101]

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO ss. 24.13d-1(a) AND
              AMENDMENT THERETO FILED PURSUANT TO ss. 240.13D-2(a)

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                                 NITROMED, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    654798503
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                          James E. Flynn
                          Deerfield Capital, L.P.
                          780 Third Avenue, 37th Floor
                          New York, New York 10017
                          (212) 551-1600

                          With a copy to:

                          Mark I. Fisher, Esq.
                          Elliot Press, Esq.
                          Katten Muchin Rosenman LLP
                          575 Madison Avenue
                          New York, New York 10022
                          (212) 940-8800

--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                January 14, 2009
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g),
check the following box |_|.

      Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               (Page 1 of 9 Pages)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No. 654798503                                           Page 2 of 9 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS

      Deerfield Capital, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        1,783,017 Shares
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     1,783,017 Shares
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,783,017 Shares
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      3.87% (1)
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

(1) Based on 46,076,551 outstanding shares of Common Stock of the Company as of December 11, 2008, as reported in the Company's Definitive Proxy Statement, filed with the Securities and Exchange Commission on December 15, 2008.

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No. 654798503                                           Page 3 of 9 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS

      Deerfield Special Situations Fund, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        1,783,017 Shares
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     1,783,017 Shares
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,783,017 Shares
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      3.87% (2)
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

(2) See footnote 1 above.

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No. 654798503                                           Page 4 of 9 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS

      Deerfield Management Company, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        3,281,497 Shares
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     3,281,497 Shares
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,281,497 Shares
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      7.12% (3)
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------

(3) See footnote 1 above.

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No. 654798503                                           Page 5 of 9 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS

      Deerfield Special Situations Fund International Limited
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        3,281,497 Shares
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     3,281,497 Shares
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,281,497 Shares
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      7.12% (4)
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

(4) See footnote 1 above.

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No. 654798503                                           Page 6 of 9 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS

      James E. Flynn
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

      AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                         |_|

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------
               7     SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    8     SHARED VOTING POWER
   SHARES
 BENEFICIALLY        5,064,514 Shares
  OWNED BY     -----------------------------------------------------------------
    EACH       9     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            0
    WITH       -----------------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     5,064,514 Shares
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,064,514 Shares
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* |_|


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      10.99% (5)
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

(5) See footnote 1 above.

CUSIP No. 654798503                                           Page 7 of 9 Pages

            The Schedule 13D filed on September 23, 2008, as amended by Amendment No.1 to Schedule 13D filed on December 4, 2008, as amended by Amendment No. 2 to Schedule 13D filed on December 17, 2008, as amended by Amendment No. 3 to Schedule 13D filed on December 24, 2008, as amended by Amendment No. 4 to Schedule 13D filed on January 9, 2009 by (i) Deerfield Capital, L.P. ("Deerfield Capital"), (ii) Deerfield Special Situations Fund, L.P. ("Deerfield Special Situations LP"), (iii) Deerfield Management Company, L.P. ("Deerfield Management"), (iv) Deerfield Special Situations Fund International Limited ("Deerfield Special Situations International") and (v) James E. Flynn, a natural person ("Flynn" and collectively with Deerfield Capital, Deerfield Special Situations LP, Deerfield Management and Deerfield Special Situations International, the "Reporting Persons"), with respect to the securities of Nitromed, Inc. (the "Company") is hereby amended by this Amendment No. 5. Only those items hereby reported in this Amendment No. 5 are amended and all other items remain unchanged.

Item 4.     Purpose of Transaction.

Item 4 of the Schedule 13D is amended as follows:

Deerfield Management has had additional discussions with the Company regarding the January 9th offer made by Deerfield Management, on behalf of the Reporting Persons, to acquire the Company in an all-cash merger. Following those discussions, Deerfield Management, on behalf of the Reporting Persons, submitted a revised offer to acquire the Company for an amount that the Reporting Persons currently estimate to be equivalent to at least $.75 per share in cash, to be paid directly to shareholders. The Reporting Persons continue to engage in discussions with the Special Committee of the Company's Board of Directors with respect to the proposal and the proposal is therefore subject to further (upward or downward) adjustment based on those discussions as well as applicable cash and inventory levels.

The revised offer is not intended to create any legally binding obligation and no such obligation shall arise unless and until a mutually acceptable definitive agreement is executed.

CUSIP No. 654798503                                           Page 8 of 9 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: January 14, 2009


                         DEERFIELD CAPITAL, L.P.

                         By:  J.E. Flynn Capital LLC, General Partner

                         By:  /s/ Darren Levine
                              -------------------------------------
                              Name:  Darren Levine
                              Title: Authorized Signatory


                         DEERFIELD SPECIAL SITUATIONS FUND, L.P.

                         By:  Deerfield Capital, L.P.

                         By:  J.E. Flynn Capital LLC, General Partner

                         By:  /s/ Darren Levine
                              -------------------------------------
                              Name:  Darren Levine
                              Title: Authorized Signatory


                         DEERFIELD MANAGEMENT COMPANY, L.P.

                         By:  Flynn Management LLC, General Partner

                         By:  /s/ Darren Levine
                              -------------------------------------
                              Name:  Darren Levine
                              Title: Authorized Signatory


                         DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED

                         By:  Deerfield Management Company, L.P.

                         By:  Flynn Management LLC, General Partner

                         By:  /s/ Darren Levine
                              -------------------------------------
                              Name:  Darren Levine
                              Title: Authorized Signatory

CUSIP No. 654798503                                           Page 9 of 9 Pages

                                       JAMES E. FLYNN

                                       /s/ Darren Levine
                                       -----------------------------------------
                                       Darren Levine, Attorney-in-Fact